Press Release

Investors:	Media:
Nancy Murphy	Michelle Kersch
(904) 854-8640	(904) 854-5043
nancy.murphy@lpsvcs.com	michelle.kersch@lpsvcs.com

Lender Processing Services Announces CEO Hugh Harris Recovering from Successful Surgical Procedure

JACKSONVILLE, Fla. - Sept. 7, 2012 - Lender Processing Services, Inc. (NYSE:LPS), a leading provider of integrated technology and services to the mortgage and real estate industries, announced today that LPS President and Chief Executive Officer Hugh Harris has been diagnosed with a treatable form of cancer. On Aug. 31, 2012, Mr. Harris underwent a surgical procedure to remove a tumor from his neck, which was discovered during a routine annual physical examination. Mr. Harris will remain in his role while undergoing a series of post-operative treatments, although during his treatments, certain day-to-day responsibilities will be assumed by the other senior members of the executive management team.
Based on the current outlook for his treatment, Mr. Harris expects to make a full recovery.

“LPS has a very strong, experienced and dedicated management team. Additionally, we have made great strides over the past year in establishing greater disciplines and controls. With these factors in place, I am confident we will continue to deliver on our commitments to providing outstanding solutions and superior support to our customers with a focus on delivering value to our shareholders,” said Mr. Harris.

“Hugh is a trusted leader and speaking for the full Board, we have complete confidence in Hugh and his management team and their ability to continue to move LPS forward during his treatment,” said Lee A. Kennedy, executive chairman of the Board of LPS.

About Lender Processing Services

Lender Processing Services (NYSE: LPS) is a Fortune 1000 company headquartered in Jacksonville, Fla., employing approximately 8,000 professionals. LPS delivers comprehensive technology solutions and services, as well as powerful data and analytics, to the nation's top mortgage lenders, servicers and investors. As a proven and trusted partner with deep client relationships, LPS offers the only end-to-end suite of solutions that provides major U.S. banks and many federal government agencies the technology and data needed to support mortgage lending and servicing operations, meet unique regulatory and compliance requirements and mitigate risk.

These integrated solutions support origination, servicing, portfolio retention and default servicing. LPS' servicing solutions include MSP, the industry's leading loan-servicing platform, which is used to service approximately 50 percent of all U.S. mortgages by dollar volume. The company also provides proprietary data and analytics for the mortgage, real estate and capital markets industries.

For more information, please visit www.lpsvcs.com.

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